Exhibit 99.2
HEALTHCARE REALTY
Gabrielle M. Andrés
Corporate Communications
P 615.269.8175
www.healthcarerealty.com
NEWS RELEASE
HEALTHCARE REALTY TRUST ANNOUNCES THIRD QUARTER DIVIDEND
NASHVILLE, Tennessee, November 9, 2009 — Healthcare Realty Trust Incorporated (NYSE:HR) today announced its common stock cash dividend for the quarter ended September 30, 2009. This dividend, in the amount of $0.385 per share, is payable on December 4, 2009 to shareholders of record on November 20, 2009.
The Company expects to pay a quarterly dividend of $0.30 per share beginning with the fourth quarter of 2009, which would be payable in March 2010. The new dividend reflects the Company’s increasing short and long-term financing costs.
Healthcare Realty Trust is a real estate investment trust that integrates owning, managing and developing income-producing real estate properties associated primarily with the delivery of outpatient healthcare services throughout the United States. The Company had investments of approximately $2.2 billion in 206 real estate properties and mortgages as of September 30, 2009, excluding assets classified as held for sale and including an investment in one unconsolidated joint venture. The Company’s 201 owned real estate properties, excluding assets classified as held for sale, are comprised of six facility types, located in 28 states, totaling approximately 12.3 million square feet. The Company provides property management services to approximately 9.0 million square feet nationwide.
In addition to the historical information contained within, the matters discussed in this press release may contain forward-looking statements that involve risks and uncertainties. These risks are discussed in filings with the Securities and Exchange Commission by Healthcare Realty Trust, including its Annual Report on Form 10-K for the year ended December 31, 2008 under the heading “Risk Factors,” and as updated in its Quarterly Reports on Form 10-Q filed thereafter. Forward-looking statements represent the Company’s judgment as of the date of this release. The Company disclaims any obligation to update forward-looking material.